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[GOODRICH LOGO]                                                    Exhibit 99.1

                                                      NEWS RELEASE


MEDIA CONTACT:                 KEVIN RAMUNDO          GOODRICH CORPORATION
PHONE:                         704 423 7024           Four Coliseum Centre
INVESTOR RELATIONS CONTACT:    PAUL GIFFORD           2730 West Tyvola Road
                               704 423-5517           Charlotte, NC 28217-4578
                                                      Tel: 704 423 7000
                                                      Fax: 704 423 7127
                                                      www.goodrich.com

FOR IMMEDIATE RELEASE:


GOODRICH TO SPIN OFF ENGINEERED INDUSTRIAL PRODUCTS

-    Goodrich to continue as premier aerospace supplier

-    Bill Holland and Ernie Schaub selected to lead the new industrial company

-    Action anticipated to enhance shareholder value


CHARLOTTE, NC, Sept. 4, 2001 -- Goodrich Corporation (NYSE:GR) announced today that its Board of Directors has approved in principle the tax-free spin-off of the company's Engineered Industrial Products business to shareholders. This transaction will create two strong publicly traded companies, each focused on its own customers, products and markets. The spin-off is expected to be completed in early 2002. Application will be made to list the new shares on the New York Stock Exchange.

According to the plan, Goodrich shareholders will receive one share in the new industrial company for every five Goodrich shares they own as of the record date for the distribution. Goodrich will treat its Engineered Industrial Products segment, which it acquired in 1999 with the Coltec Industries merger, as a discontinued operation beginning in the third quarter of 2001. Ernest F. Schaub, the chief operating officer (COO) of the Engineered Industrial Products segment will become the CEO and a director of the new company, and William R. Holland, the former chairman of United Dominion Industries and a current member of the Goodrich Board of Directors, will become the company's non-executive chairman. In addition, Michael J. Leslie, currently Group President, Sealing Products, in the industrial segment, will become COO. The name of the new industrial company, which will be headquartered in Charlotte, NC, will be announced in the coming weeks.


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[GOODRICH LOGO]

Commenting on the spin-off plan, Chairman and CEO David L. Burner said, "We are taking this action to enhance shareholder value. By establishing two independent companies, investors will be better able to evaluate the investment merits of our aerospace and industrial businesses in light of their respective performance and opportunities versus peer companies. Each company will be better able to focus on the needs of their own customers and markets."

The new industrial company, which will be a leading supplier of sealing technologies, compressor systems and specialty industrial bearings, is expected to have annual revenues of approximately $800 million in 2002, including the full-year contribution of the Glacier Industrial Bearings acquisition. It also will manufacture engines used in naval ships, locomotives and electric power plants, and a variety of other market-leading products. The company will have approximately 5,000 employees worldwide with a portfolio of strong brands including Garlock(R), Quincy(R), Stemco(R), Fairbanks Morse(R) and Glacier(R).

From a financial perspective, the new industrial company will include substantially all the assets and liabilities of the Engineered Industrial Products segment, including the associated asbestos liabilities and related insurance. Goodrich expects to offer to exchange the outstanding Coltec public debt and trust preferred securities obligations for similar Goodrich securities prior to the spin-off. Assuming that these exchange offers are fully subscribed, the new company will have total debt of approximately $190 million at the time of the spin-off. The Goodrich Board of Directors plans to review its dividend policy prior to the spin-off for appropriate alignment with the growth profile and investment opportunities of the new Goodrich.

Goodrich Corporation will continue as a premier global supplier of aerospace components, systems and services with expected revenues in excess of $4.2 billion for 2001 and a strong history of profitable growth. Commenting on Goodrich's future prospects, Burner said, "We have built one of the most admired, diverse and best-performing aerospace companies in the world. The mix of our business in terms of products, markets, customers and the original equipment/aftermarket balance underscores our ability to continue to grow profitably on a


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sustained basis. In addition, we have a rich portfolio of technologies that we are leveraging in a variety of non-aerospace markets to enhance our growth prospects."

The new industrial business is well positioned for success. According to Schaub, "Over the last two years as part of Goodrich, our industrial businesses have been strengthened considerably. We have made important acquisitions, invested in new products, and implemented Goodrich's successful strategic planning, lean manufacturing, quality and innovation processes. Various restructuring activities have also been completed or are under way to streamline our cost structure and improve efficiency. As a result, these businesses continue to perform well financially in a difficult economic environment and are well-positioned for the future. These accomplishments speak to the fundamental strengths of the industrial businesses, the quality of our people and the opportunities we will have as a financially strong, stand-alone company."

An investor conference call to discuss this action will take place at 1 p.m. today, and will be webcast and accessible via the Goodrich web site, www.goodrich.com. High res. downloadable images and bios of Holland, Schaub and Leslie are available at http://www.goodrich.com/transformation2/imageLibrary/imageLibraryPage3.asp.



The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. The risks and uncertainties include, but are not limited to, those relating to whether the Board will give final approval to the proposed spin-off, whether the proposed debt exchange offers will be consummated and the terms of the debt securities to be offered by Goodrich, and the actual results of operations of Goodrich and the new industrial company, as well as the risks that are detailed from time to time in reports filed with the Securities and Exchange Commission, including the last section of the Management's Discussion and Analysis entitled "Forward-Looking Information is Subject to Risk and Uncertainty" contained in Goodrich's Annual Report on Form 10-K filed on February 23, 2001.

This press release does not constitute an offer to sell or exchange, or the solicitation of any offer to sell or exchange, any securities.




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